EXHIBIT 99

FOR IMMEDIATE RELEASE

Investor Contact		Media Contact
William F. Oplinger		Kevin Lowery
(212) 836-2674		(412) 553-1424

Alcoa Completes Acquisition of Interests in South American Operations

PITTSBURGH — August 1, 2003 — Alcoa announced today that it has concluded its previously announced transaction with Camargo Correa Group (“Camargo Group”) to acquire its 40.9% shareholding in Alcoa’s South American operations. As part of the transaction, Alcoa has issued approximately 17.8 million shares to the Camargo Group in exchange for their holdings. Additional consideration tied to future performance of the acquired entities over the next five years could apply, but may be offset by any appreciation in the market value of Alcoa stock during the same period.

“The acquisition increases Alcoa’s stake in the low-cost, integrated power-generating/refining/smelting facilities at Sao Luis and Pocos De Caldas, providing the benefits of roughly 310,000 metric tons of alumina capacity and an additional 120,000 metric tons of smelting capacity at low capital costs,” said Alcoa Chairman and CEO Alain Belda.

“This transaction will enable us to further integrate these operations with our global businesses as part of our profitable growth strategy. We will continue to work closely with the Camargo Group on hydroelectric and other projects in Brazil and throughout South America,” Belda said.

This shareholding in Alcoa’s South American operations includes Alcoa businesses in Brazil, Argentina, Chile, Uruguay, Peru, Colombia, and Venezuela. The largest subsidiary in the group is Alcoa Aluminio S.A. (“Aluminio”), headquartered in Sao Paulo, Brazil. Aluminio operates mining, refining, smelting and fabrication facilities at various locations in Brazil. Additional businesses involved in the acquisition are closures, PET, extrusions, flat rolled products, flexible packaging, and hydroelectric concessions and generation.

Alcoa expects the acquisition to be accretive to earnings within the first 12 months.

The Camargo Group is a leading contractor and industrial conglomerate based in Brazil. It was founded in 1939 and has grown into one of the largest construction companies in the country. It is a major investor in Brazil privatized infrastructure as well as in industries such as cement, textiles, footwear, environmental engineering and real estate. The address of the Camargo Group website is: www.camargocorrea.com.br.

Alcoa is the world’s leading producer of primary aluminum, fabricated aluminum and alumina, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses as a single solution to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® aluminum foil, Alcoa® wheels, and Baco® household wraps. Among its other businesses are vinyl siding, closures, precision castings, and electrical distribution systems for cars and trucks. The company has 127,000 employees in 40 countries. The address of the company’s website is: www.alcoa.com.

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risk that estimated cost savings from the Alcoa Business System will not be reflected in earnings, changes in competitive or commercial factors in the countries and markets in which the South American subsidiaries participate, fluctuations in foreign exchange rates and other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2002 and other reports filed with the Securities and Exchange Commission.

The Alcoa shares have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.